SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                          [X]

Filed by a Party other than the Registrant:   [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Materials Pursuant toss.240.14a-11(c) orss. 240.14a-12

                              Matrix Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee  computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:
         2)       Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):
         4)       Proposed maximum aggregate value of transaction:
         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                              MATRIX BANCORP, INC.
                        1380 Lawrence Street, Suite 1400
                             Denver, Colorado 80204

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 17, 2002

TO THE SHAREHOLDERS OF MATRIX BANCORP, INC.:

         NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), will be held at the Company's executive offices at 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204 on the 17th day of May, 2002, at 10:00 a.m. (local time) for the following purposes:

         1. To elect two (2) directors to hold office until the 2005 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' appointment of KPMG LLP as the independent auditors for the Company for the 2002 fiscal year; and

         3. To transact any and all other business as may properly be brought before the meeting or any adjournment(s) thereof.

         The Board of Directors has fixed the close of business on April 5, 2002 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

         You are cordially invited to attend the meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ T. Allen McConnell

                                  T. Allen McConnell, Secretary

Denver, Colorado
April 17, 2002

                              MATRIX BANCORP, INC.
                        1380 Lawrence Street, Suite 1400
                             Denver, Colorado 80204

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 17, 2002

                   ------------------------------------------


                    SOLICITATION AND REVOCABILITY OF PROXIES

         The accompanying proxy is solicited by the Board of Directors on behalf of Matrix Bancorp, Inc., a Colorado corporation (the "Company"), to be voted at the 2002 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 17, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the director nominees named herein pursuant to Proposal 1 and in favor of Proposal 2 set forth in the Notice, and the persons named in the proxy will use their discretion with respect to any matters referred to in Proposal 3 set forth in the Notice.

         The executive offices of the Company are located at, and the mailing address of the Company is, 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204.

         Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the shareholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

         This proxy statement (the "Proxy Statement") and accompanying form of proxy are being mailed on or about April 17, 2002. The Company's Annual Report to Shareholders for 2001 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

         Any shareholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to the Company addressed to T. Allen McConnell, Secretary, Matrix Bancorp, Inc., 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204; no such revocation shall be effective, however, unless such notice of revocation has been received by the Company at or prior to the Annual Meeting.

         In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of voting Common Stock, par value $.0001 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

         The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of the Common Stock, and other costs of solicitation, will be borne by the Company.

                                QUORUM AND VOTING

         The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 5, 2002 (the "Record Date"). On the Record Date, there were 6,453,244 shares of Common Stock issued and outstanding.

         Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on all matters to be acted upon at the meeting. Neither the Company's Amended and Restated Articles of Incorporation, as amended, nor its Bylaws, as amended, allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Annual Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting is required for the election of directors pursuant to Proposal 1, and the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting and voted is required for the approval of Proposal 2.

         An automated system administered by the Company's transfer agent tabulates the votes. Abstentions will be included in vote totals and, as such, will have the same effect on each proposal other than the election of directors as a negative vote. Broker non-votes (i.e. the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter), if any, will not be included in vote totals and, as such, will have no effect on any proposal.

            PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors and advisory directors; (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"); and (iv) all directors, advisory directors and executive officers of the Company as a group. Unless otherwise indicated, the information in the table is given as of the Record Date and the address of each person listed in the following table is 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204.



                                                            Shares Beneficially
                                                                 Owned (1)
                                                           ----------------------
                                                                                               Percent
Name of Beneficial Owner                                          Number                     Of Class (2)
-----------------------------------------------------      ----------------------           ---------------

Guy A. Gibson........................................                  1,149,875                     17.82  %

Richard V. Schmitz...................................                  1,151,375                     17.84  %

D. Mark Spencer......................................                  1,147,876                     17.79  %

David W. Kloos.......................................                    192,890  (3)                 2.97  %

T. Allen McConnell...................................                     31,438  (4)                    *

Robert T. Slezak.....................................                      6,800  (5)                    *

Lester Ravitz........................................                      5,000  (6)                    *

David A. Frank.......................................                     15,500  (7)                    *

Peter G. Weinstock...................................                     10,500  (8)                    *

Financial Stocks, Inc................................                    412,141  (9)                 6.39  %
    507 Carew Tower
    441 Vine Street
    Cincinnati, Ohio  45202

FleetBoston Financial Corporation....................                    632,172  (10)                9.80  %
    100 Federal Street
    Boston, MA 02110

All directors, advisory directors and
    Executive officers as a group (12 persons).......                  3,813,688  (11)               57.72  %
-----------

* Indicates ownership of less than 1% of the Company's Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Percentages are based on 6,453,244 shares of common stock issued and outstanding on the Record Date, except for percentages of those parties that are based on presently exercisable options as indicated in the following footnotes. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares underlying those options presently held or purchasable within the next 60 days are outstanding for the purpose of computing percentage ownership of that individual but not for the purpose of computing percentage ownership of any other person or group shown in the table.
(3) Includes 147,890 shares of common stock and 45,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.
(4) Includes 6,438 shares of common stock and 25,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.
(5) Includes 1,800 shares of common stock and 5,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days.
(6) Consists of 5,000 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days.
(7) Includes 5,000 shares of common stock and 10,500 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.
(8) Includes 2,500 shares of common stock and 8,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days.


                                       3

(9) In an Amendment No. 1 to Schedule 13D filed by Financial Stocks, Inc. on March 31, 1998, Financial Stocks, Inc. disclosed that it had sole voting power over 401,346 shares of common stock, shared voting power over 22,954 shares of common stock, sole dispositive power over 401,346 shares of common stock and shared dispositive power over 22,954 shares of common stock. Based upon discussions with management of Financial Stocks, Inc., the Company believes that Financial Stocks, Inc. beneficially owned a total of 412,141 shares of common stock as of March 29, 2001.
(10) Based on Amendment No. 4 to Schedule 13G filed by FleetBoston Financial Corporation on February 14, 2002. The Amendment No. 4 to Schedule 13G discloses that FleetBoston Financial Corporation has sole power to vote or direct the vote of 420,072 shares of the 632,172 shares it beneficially owns and shared power to dispose or direct the disposition of the total 632,172 shares.
(11) In addition to the above listed individuals, includes the following shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within the next 60 days: Carl G. de Rozario, 9,000 options; Stephen G. Skiba, 15,000 options and Paul E. Skretny, 31,000 options. Also includes 15,000 shares of common stock held by Mr. Skiba and 32,434 shares of common stock held by Mr. Skretny.


                              ELECTION OF DIRECTORS
                                  (Proposal 1)

General

         Matrix Bancorp, Inc. ("Matrix Bancorp") is a unitary thrift holding company that operates principally through the following operating subsidiaries:
Matrix Capital Markets, Inc., formerly known as United Financial, Inc. ("Matrix Capital Markets"), Matrix Financial Services Corporation ("Matrix Financial"), Matrix Capital Bank ("Matrix Bank"), Matrix Asset Management Corporation, formerly known as United Special Services, Inc. ("MAM"), Sterling Trust Company ("Sterling"), First Matrix Investment Services Corp. ("First Matrix") and ABS School Services, L.L.C., formerly known as ABS School Management Services, L.L.C. ("ABS").

         The Bylaws, as amended, of the Company provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by the Board of Directors. By resolution of the Board of Directors, the number of directors comprising the Board of Directors has been set at seven (7).

         The Board of Directors is divided into three classes. Directors for each class are elected at the annual meeting held in the year in which the term for such class expires and serve thereafter for three years or until their successors are elected and qualified. All advisory directors serve at the pleasure of the Board of Directors. Subject to any applicable employment agreement provisions, all officers are appointed by, and serve at the discretion of, the Board of Directors of the Company.

Nominees and Continuing Directors

         Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in the proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the 2005 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and shall have qualified.

         Information regarding each nominee, each of the continuing directors of the Company and each advisory director of the Company is set forth in the table and text below:


                                                               Present Office(s) Held at                Director's
                 Name                        Age                 Matrix Bancorp, Inc.                  Term Expires
----------------------------------------    -------    ------------------------------------------    -----------------

Nominees:

Richard V. Schmitz  ........................  39       Chairman of the Board                               2005

D. Mark Spencer  ...........................  42       Vice Chairman                                       2005

Continuing Directors:

Guy A. Gibson  .............................  37       President and Chief Executive Officer               2004

David W. Kloos   ...........................  40       Senior Vice President  and
                                                       Chief Financial Officer                             2004

David A. Frank (1)(2).......................  54       Director                                            2004

Lester Ravitz (1)(2)........................  64       Director                                            2003

Robert T. Slezak (1)(2).....................  44       Director                                            2003

Advisory Director:

Peter G. Weinstock .........................  41       Advisory Director                                    --
-----------

(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

         Guy A. Gibson, age 37, has served as the Chief Executive Officer, President and director of Matrix Bancorp since its formation in June 1993. Mr. Gibson has served as Chairman of the Board of Matrix Financial since August 1990. Mr. Gibson was one of the original founders of Matrix Financial and acted as its Chief Executive Officer during 1990. Prior to his tenure with the Company, Mr. Gibson held the position of Account Executive with the investment banking firms of PaineWebber from 1987 to 1989 and Lincoln Financial Group, a Denver-based brokerage firm, from 1989 to 1990.

         Richard V. Schmitz, age 39, has served as a director of Matrix Bancorp since its formation in June 1993. Since February 1996, Mr. Schmitz has been acting as Chairman of the Board of Matrix Bancorp. Mr. Schmitz was one of the original founders of Matrix Capital Markets and was named Chief Executive Officer and Chairman of the Board in 1990. In early 1997, Mr. Schmitz resigned from the position of Chief Executive Officer of Matrix Capital Markets, but continues to serve as Chairman of the Board.

         D. Mark Spencer, age 42, served as Chairman of the Board of Matrix Bancorp from June 1993 until February 1996. Mr. Spencer has served as an executive officer of the Company since June 1993. Mr. Spencer has served as Chairman of the Board of Matrix Bank since October 1993 and has served as director of Matrix Financial since August 1990. From 1985 through July 1990, Mr. Spencer served as Vice President of Secondary Marketing for Austin Federal Savings and Loan, an Austin, Texas savings and loan association.

         David W. Kloos, age 40, has served as Chief Financial Officer, Vice President and director of Matrix Bancorp since its formation in June 1993. In

September 1996, he was named Senior Vice President of Matrix Bancorp. From 1989 through 1993, Mr. Kloos served as Senior Vice President and Chief Financial Officer of Argo Federal Savings Bank, a Summit, Illinois federal savings bank. Mr. Kloos, a certified public accountant, was employed by KPMG Peat Marwick, LLP from 1985 to 1989.

         David A. Frank, age 54, was elected director of Matrix Bancorp in September 1996. Mr. Frank is a private investor and a consultant for financial services companies. He has served on the Audit Committee and Compensation Committee of Matrix Bancorp since October 1996. He was President, Chief Executive Officer and founder of America's Mortgage Source, a mortgage company involved in the origination of residential mortgage loans, which operated from 1995 to 1998. From 1994 to 1995, Mr. Frank served as President and Chief Executive Officer of Chemical Residential Mortgage Corporation in Edison, New Jersey, as a director of Chemical Bank, N.A. Chemical Residential Mortgage Corporation was the primary mortgage banking operation of Chemical Banking Corporation (now known as Chase Manhattan). Prior to joining Chemical Residential Mortgage Corporation, Mr. Frank served from 1989 to 1994 as President and Chief Operating Officer of Margaretten Financial Corporation, a publicly traded national mortgage banking company based in Perth Amboy, New Jersey. From 1977 to 1989, Mr. Frank held various positions with Primerica Corporation/American Can Company (now known as Citigroup), where he was primarily involved in mergers, acquisitions, capital market activities and in restructuring a manufacturing based concern into a diversified financial services company.

         Robert T. Slezak, age 44, has served as a director of Matrix Bancorp since June 2001. He has also been appointed to the Audit Committee and the Compensation Committee of the Board of Directors of Matrix Bancorp. Mr. Slezak currently is an independent management consultant and an outside director for Ameritrade Holding Corporation (Nasdaq: AMTD) and held the position of Chief Financial Officer for Ameritrade Holding Corporation from October 1989 to November 1999. Additionally, Mr. Slezak serves as a member of the board of directors of the following two public companies: Interland, Inc. (Nasdaq: INLD) and Bam! Entertainment (Nasdaq: BFUN).

         Lester Ravitz, age 64, has served as a director of Matrix Bancorp since June 2001. He has also been appointed to the Audit Committee and the Compensation Committee of the Board of Directors of Matrix Bancorp. Mr. Ravitz currently is an independent consultant and previously served, from 1997 to 2000, as Chief Operations Officer for First Clearing Corporation and as Chief Operating Officer from 1994 to 1997 for First Union Brokerage Services. First Clearing Corporation is a subsidiary of Wachovia Corporation, formerly known as First Union Corporation (NYSE: WB).

         Peter G. Weinstock, age 41, has served as an advisory director to Matrix Bancorp since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote in matters submitted for approval and is not involved in the administration or management of the Company. Mr. Weinstock is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation in Dallas, Texas, where he has been employed for more than five years. Jenkens & Gilchrist from time to time serves as outside counsel to the Company.

         The Board of Directors does not contemplate that any of the nominees for director will refuse or be unable to accept election as a director of the Company or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

Executive Officers

         The following sets forth the name, age, current position with the Company and the principal occupation during the last five years of each executive officer of the Company. Information with respect to Messrs. Gibson, Schmitz, Spencer and Kloos is set forth above under the caption "--Nominees and Continuing Directors."

         Stephen G. Skiba, age 47, has served as president and Chief Executive Officer of Matrix Capital Bank since May 2001 and Chief Executive Officer of Matrix Financial Services since August 2001. From March 1996 to May 2001, Mr. Skiba served as a director of Matrix Bancorp. From 1996 to 2000, Mr. Skiba was also Director of Equity Research, focusing on banks and thrifts, for ABN AMRO Inc., an investment banking firm in Chicago, Illinois. From November 1990 to June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc. in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with KPMG Peat Marwick, LLP.

         Carl G. de Rozario, age 44, has served as President and Chief Executive Officer of Matrix Capital Markets since May 2000, President and Chief Executive Officer of Matrix Asset Management since August 2000 and President and Chief Executive Officer of First Matrix Investment Services since June 2001. From April 1996 to Mary 2000, Mr. de Rozario served as Vice President of Structured Finance with US Bancorp Piper Jaffray in Denver, Colorado. From 1993 to 1996, Mr. de Rozario served as President of Lewis, de Rozario & Co., a broker-dealer concern based in Denver, Colorado.

         T. Allen McConnell, age 35, joined the Company in October 1997 as Senior Vice President, Secretary and General Counsel. From September 1992 to October 1997, Mr. McConnell was an attorney with Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas, where his practice focused on corporate finance and mergers and acquisitions.

         Paul E. Skretny, age 57, has served as Chief Executive Officer of Sterling Trust Company and Chief Executive Officer of The Vintage Group, Inc. since May 1993. Mr. Skretny also served as Chairman of the Board of First Matrix Investment Services Corporation from April 1994 to June 2001. From 1964 to 1993, Mr. Skretny worked in various capacities in the commercial and investment banking business.

Committees of the Board of Directors

         The Board of Directors currently has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee and the Audit Committee are each comprised of Mr. Frank, Mr. Ravitz and Mr. Slezak. The Compensation Committee is responsible for recommending to the Board of

Directors the Company's executive compensation policies for senior officers and administering the Stock Option Plan, the Employee Stock Purchase Plan and the Executive Deferred Compensation Plan. The Compensation Committee held seven meetings during 2001. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and performing such other duties as the Board of Directors may from time to time prescribe. The Audit Committee held 10 meetings during 2001.

         The Board of Directors does not have a standing Nominating Committee. Stockholders desiring to nominate persons for director should follow those instructions set forth in the Company's Amended and Restated Articles of Incorporation, as amended. This includes, with respect to an election to be held at an annual meeting of shareholders, delivering or mailing written notice of a shareholder's intention to make a nomination to the Secretary of the Company at its principal executive office not later than February 17, 2003. If directors are to be elected at a special meeting of shareholders, written notice of intention shall be delivered or mailed to the Secretary of the Company at its principal executive office not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In either case, the notice shall contain: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder; (iv) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

         The Board of Directors held 13 meetings and took action by unanimous written consent five times during 2001. During 2001, each director attended at least 75% of the meetings of the Board of Directors and committees on which he served.

Audit Committee Report

To the Board of Directors of Matrix Bancorp, Inc.:

         The Audit Committee currently consists of three directors, all of whom are considered independent under applicable rules of The Nasdaq Stock Market, Inc. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001. We have discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, Communications with the Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have also reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independent Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

         The Company paid KPMG LLP, the Company's independent auditors for fiscal year 2001, the following amounts for fiscal year 2001:

                  Audit Fees                                  $460,000

                  Financial Information Systems               $  -0-
                     Design and Implementation

                  All Other Fees                              $104,000

         The $104,000 for "All Other Fees" includes (1) $12,000 of audit related fees, which consist principally of an audit of the Company's financial statements related to its employee benefit plan, a review of the Company's Registration Statement on Form S-8 and the issuance of a consent to the incorporation by reference into the Form S-8 of the auditor's report for the fiscal year ended December 31, 2001; and (2) $92,000 of other non-audit services, which consist of tax compliance and tax consulting services.

         The Audit Committee has considered whether the performance by KPMG of services other than the audit is consistent with maintaining the auditor's independence.

         Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

         Effective May 31, 2000, the Board of Directors approved an Audit Committee Charter pursuant to the requirements of the Securities and Exchange Commission and the National Association of Securities Dealers. A copy of the Audit Committee Charter was included with the 2001 proxy statement.

         The foregoing report is furnished by the Audit Committee and will not be incorporated into any other filing with the SEC that might incorporate this proxy statement unless the Company specifically incorporates this report.

                                               AUDIT COMMITTEE

                                               Robert T. Slezak-Chairman
                                               David A. Frank
                                               Lester Ravitz

Director Compensation

         The Company pays each nonemployee director of the Company a $3,750 quarterly retainer and a fee of $1,000 ($250 if such director's attendance is via teleconference) for each meeting of the Board of Directors of the Company that he attends. The Company also reimburses each director for ordinary and necessary travel expenses related to such director's attendance at Board of Directors' and committee meetings. Nonemployee directors are also eligible for stock option grants under the Stock Option Plan. All directors are also eligible to participate in the Company's Executive Deferred Compensation Plan.

         The Company reimburses each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at Board of Directors' meetings. Advisory directors are also eligible for stock option grants under the Stock Option Plan and to participate in the Company's Executive Deferred Compensation Plan. Peter Weinstock, an advisory director, assigned his current options and all future options to Jenkens & Gilchrist, a Professional Corporation, the law firm with whom Mr. Weinstock is employed.

Compensation of Executive Officers

         The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 1999, 2000 and 2001 by the Company to or on behalf of the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for 2001 was in excess of $100,000:

                                                               Annual                        Long-Term
                                                           Compensation(1)                  Compensation
                                             --------------------------------------------   ------------

                                                                           Other Annual      Options/        All Other
      Name and Principal Positions           Year     Salary      Bonus    Compensation        SARs        Compensation
------------------------------------------   ------  ---------   --------- --------------   ------------   --------------

Guy A. Gibson                                 2001   $350,000     $61,250       $     --             --        $  37,025 (2)(3)(6)
   President, Chief Executive Officer         2000    345,833          --             --             --           31,587 (2)(3)(6)
   and Director                               1999    295,833          --             --             --           29,800 (2)(3)(6)

Richard V. Schmitz                            2001   $350,000     $61,250       $     --             --        $  25,945 (2)(3)(6)
   Chairman of the Board                      2000    345,833          --             --             --           33,107 (2)(3)(6)
                                              1999    295,833          --             --             --           36,320 (2)(3)(6)

D. Mark Spencer                               2001   $350,000     $61,250       $     --             --        $  33,375 (2)(3)(6)
   Vice Chairman                              2000    345,833          --             --             --           39,805 (2)(3)(6)
                                              1999    295,833          --             --             --           34,170 (2)(3)(6)

David W. Kloos                                2001   $275,000     $48,125       $     --         15,000 (5)    $  14,625  (2)(3)
   Senior Vice President, Chief               2000    245,833      40,000         50,000 (4)     10,000 (5)       14,625  (2)(3)
   Financial Officer and Director             1999    195,833          --             --          5,000 (5)       14,000  (2)(3)
    and Director

T. Allen McConnell                            2001   $225,000     $39,375       $     --         15,000 (5)      $ 2,625     (3)
   Senior Vice President, Secretary and       2000    197,083      25,000             --          7,500 (5)        2,625     (3)
   General Counsel                            1999    164,167      15,000             --          5,000 (5)        2,500     (3)

-----------
(1) Annual compensation does not include the cost to the Company of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. The bonus amount reflected for each of the named executive officers for each fiscal year was actually paid in the succeeding fiscal year.
(2) Of this amount, the following represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors. Mr. Gibson received $10,500 for 1999, $12,000 for 2000 and $12,000 for
         2001. Mr. Schmitz received $10,500 for 1999, $7,000 for 2000 and none for 2001. Mr. Spencer and Mr. Kloos each received $11,500 for 1999, $12,000 for 2000 and $12,000 for 2001.
(3) Of this amount, $2,500, $2,625 and $2,625 represents the Company's contribution to such person's account maintained under the 401(k) savings plan during 1999, 2000 and 2001, respectively.
(4) Represents payments made under a five-year employment agreement with Mr. Kloos.
(5) Mr. Kloos and Mr. McConnell both received three separate option grants. Five thousand options were granted in 1999 to both Mr. Kloos and Mr. McConnell at an exercise price of $12.25. These options become exercisable ratably over five years, with the first 20% exercisable as of March 31, 2000. Ten thousand options were granted in 2000 to Mr. Kloos and 7,500 to Mr. McConnell, both at an exercise price of $8.375. These options become exercisable ratably over five years, with the first 20% exercisable as of April 11, 2001. Fifteen thousand options

                                       10

         were granted in 2001 to both Mr. Kloos and Mr. McConnell at an exercise price of $8.6875. These options become exercisable ratably over five years, with the first 20% exercisable as of February 14, 2002.
(6) Represents premium paid by the Company for life insurance policies owned by and payable to the family of each identified executive officer. Annual premiums paid in 1999 were $16,800 for Mr. Gibson, $23,320 for Mr. Schmitz and $20,170 for Mr. Spencer; for 2000 were $16,962 for Mr. Gibson, $23,482 for Mr. Schmitz, and $25,180 for Mr. Spencer and for 2001 were $22,400 for Mr. Gibson, $23,320 for Mr. Schmitz, and $18,750 for Mr. Spencer.

Grants of Options

         The following table sets forth details regarding stock options granted to the Named Executive Officers during 2001. In addition, there are shown the "option spreads" that would exist for the respective options granted based upon assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                        Percent of
                          Number of        Total
                          Securities      Options                                    Potential Realizable Value
                          Underlying    Granted to                                   at Assumed Annual Rates of
                           Options     Employees in   Exercise or    Expiration     Stock Price Appreciation for
         Name              Granted      Fiscal Year    Base Price       Date              Option Term (2)
         ----              -------      -----------    ----------       ----       -------------------------------
                                                                                        5%               10%
                                                                                   --------------    -------------

Guy A. Gibson                 --            --             --            --             --                --
Richard V. Schmitz            --            --             --            --             --                --
D. Mark Spencer               --            --             --            --             --                --
David W. Kloos (1)          15,000         6.0%          $8.687        2/14/11       $212,253          $337,978
T. Allen McConnell (1)      15,000         6.0%          $8.687        2/14/11       $212,253          $337,978
-----------

(1) Options were granted under the 1996 Amended and Restated Stock Option Plan. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Options vest in one-fifth increments over a five-year term. The options have a term of 10 years, unless they are exercised or expire upon certain circumstances set forth in the Plan, including retirement, termination in the event of a change in control, death or disability.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not be achieved.


Exercises of Options

         The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 2001 and unexercised options held as of December 31, 2001. No options were exercised by the Named Executive Officers during 2001.

               Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values

                                                                                                  Value of
                                                                           Number of             Unexercised
                                         Number of                        Unexercised           in-the-money
                                          Shares                            Options                options
                                         Acquired                          at FY-end:             at FY-end:
                                            on              Value         Exercisable/           Exercisable/
              Name                       Exercise          Realized      Unexercisable         Unexercisable(1)


Guy A. Gibson..................                --               --           --/--             $     --/--

Richard V. Schmitz.............                --               --           --/--                   --/--

D. Mark Spencer................                --               --           --/--                   --/--

David W. Kloos.................                --               --       39,000/26,000         $21,750/$44,187

T. Allen McConnell.............                --               --       19,500/28,000         $3,187/$39,937
-----------

(1) Values are stated based upon the closing price of $10.50 per share of the Common Stock on the NASDAQ National Market on December 31, 2001, the last trading day of the Company's fiscal year.


Compensation and Employment Agreements with Named Executive Officers

         In January 1996, the Company entered into a five-year employment agreement with Mr. Kloos. Under the terms of such agreement, Mr. Kloos was paid an annual salary as agreed to by Mr. Kloos and the Company. In addition, he was to receive five annual installment payments of $25,000 each. Mr. Kloos was paid the installments due for 1999 and 2000 during fiscal year 2000. The term of Mr. Kloos' employment agreement terminated in January 2001.

         In October 1997, the Company entered into an employment agreement with
T. Allen McConnell, who serves as the Company's Senior Vice President, Secretary and General Counsel. Under the terms of the employment agreement, the Board of Directors may adjust Mr. McConnell's salary (up or down) upon a good faith determination that such adjustment is warranted. Mr. McConnell is also entitled to participate in the Company's employee benefit programs and to reimbursement of expenditures made by him in the performance of his services and duties. The Company may terminate Mr. McConnell for any reason (other than "due cause" (as defined in the employment agreement)) by giving him written notice of termination. Mr. McConnell may be terminated without prior notice for due cause. Mr. McConnell may terminate his employment at any time and for any reason provided that he has provided the Company with at least 60 days prior written notice. In the event that the Company terminates Mr. McConnell for due cause or Mr. McConnell voluntarily leaves the Company, all compensation and benefits shall cease as of the date of termination other than those benefits that are already earned and vested. In any other event, including a "constructive termination" (as defined in the employment agreement), Mr. McConnell is entitled to a lump sum payment equal to the remainder of his then current year salary, plus two additional years' salary at the current rate (which shall include the average annual cash bonuses paid to Mr. McConnell for the three calendar years immediately prior to his termination). Mr. McConnell is entitled to the same lump sum payment if he voluntarily terminates his employment or is constructively terminated within 36 months of a change in control of the Company. The employment agreement expires on December 31, 2002.

Compensation Committee Report on Executive Compensation

         The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers, consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of the compensation for executive officers of the Company.

         The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years, these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions. The Compensation Committee is also mindful, however, of the fact that several of the Company's executive officers have entered into employment agreements in connection with their agreements to join the Company; accordingly, with respect to those executive officers, the Compensation Committee recognizes that, to a large degree, compensation for such persons may be set by contract.

         In late 1997, the Compensation Committee retained Bank Compensation Strategies, Inc. ("BCS") to analyze and review the Company's management compensation structure and elements. BCS made an initial proposal to the Compensation Committee for an annual incentive plan (the "Incentive Plan"). The Compensation Committee approved the final terms of the Incentive Plan during February 2001. The Incentive Plan is effective for the salaries and potential cash bonuses of the executive officers covered by the Incentive Plan for the year ending December 31, 2001.

         The Incentive Plan allows the Compensation Committee to categorize the executive officers covered by the Incentive Plan into three distinct categories on an annual basis. Those categories generally include holding company principal officers in one category and presidents of the significant subsidiaries of the Company into one of two other categories, depending on the strategic goals set by the subsidiary in question.

         The Incentive Plan provides for salary and cash bonus components. The Compensation Committee sets the salary component for each executive officer covered by the Incentive Plan at the beginning of each fiscal year and bases its decision upon a number of subjective factors. The Compensation Committee also sets the category of executive officer, performance criteria and levels of possible cash bonus for each executive officer covered by the Incentive Plan at the beginning of each fiscal year. The category of executive officer is based upon the position held by the executive officer and other factors described in the previous paragraph. The levels of possible bonus are calculated based upon a specific percentage of the executive's salary in comparison to the targeted performance criteria set for the year. For example, for the year 2002, principal officers of the holding company are eligible to receive 35% of their salary as a cash bonus if the target level of objective performance criteria is achieved and up to 70% if the maximum level is achieved. For 2002, the target for the performance criteria is a level of consolidated net income for the Company that the Compensation Committee believes is a fair number that will require considerable effort on the part of its principal officers to achieve. If the target is not achieved, the principal officers of the holding company may receive substantially less, or no, cash bonus for 2002 performance. In general, the performance criteria for determination of cash bonuses may include, depending on the executive in question, the return on equity, net income or actual versus budgeted pretax net income for the Company or a subsidiary of the Company.

         The Compensation Committee has determined that, in addition to the components of the Incentive Plan for the executive officers covered by the Incentive Plan, grants of stock options from time to time to certain executive officers should also be considered and made on a discretionary basis outside of the confines of the Incentive Plan.

         The cash bonuses paid to the executive officers that received bonuses for performance during 2001 were paid in the first quarter of 2002. The Compensation Committee met in February 2002 to consider salary adjustments and option grants for the executive officers of the Company, as well as cash bonuses to be paid to the Company's executive officers for 2001 performance. The

Compensation Committee reviewed the financial performance of the Company for 2001, including consolidated net income per share of $1.30. Based upon its review, the Compensation Committee determined to leave the base salary of each executive officer, including Mr. Gibson as President and Chief Executive Officer, at the level set for 2001. The Compensation Committee also approved, consistent with the parameters of the Incentive Plan, payment of cash bonuses to the executive officers of the Company that ranged from $12,500 to $61,250, with Mr. Gibson being paid a cash bonus of $61,250 based upon the earnings per share performance criteria set forth in the Incentive Plan. The Compensation Committee also granted to the executive officers varying amounts of nonqualified stock options, ranging from 5,000 shares to 15,000 shares. Mr. Gibson was granted no options.

         Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee will consider the net cost to the Company in making all compensation decisions.

                             COMPENSATION COMMITTEE

                             David A. Frank-Chairman
                             Lester Ravitz
                             Robert T. Slezak

Compensation Committee Interlocks and Insider Participation

         There are no reportable compensation committee interlocks or insider participation matters.

Common Stock Performance Graph

         The following performance graph compares the cumulative return of the Common Stock with that of the Broad Market (the NASDAQ Market Index) and a published industry index (SIC Code 6035-Savings Institutions, Federally-Chartered). Each index assumes $100 invested on January 1, 1997 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                               COMPARATIVE RETURNS
         Matrix Bancorp, Inc., Broad Market and Published Industry Index
                     (Performance Results Through 12/31/01)


[PERFORMANCE GRAPH OMITTED]



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On January 31, 2002, the Company renewed a loan originally made to Mr. Spencer, Vice Chairman and a shareholder of the Company, in December 1994 in the amount of approximately $80,000. The loan to Mr. Spencer accrues interest at the prime rate, is unsecured and the entire principal and all accrued interest is due and payable in one lump sum on January 31, 2003. As of January 31, 2002, the balance of the loan was approximately $80,000. The Company has the option of extending the maturity of such loan to Mr. Spencer in annual increments.

         From time to time, Matrix Financial has originated mortgage loans to various employees, including executive officers of the Company. These mortgage loans are generally sold to third party investors on a servicing released basis within 30 to 60 days after closing, are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectablity or present other unfavorable features. As of December 31, 2001, Matrix Financial had approximately $874,000 of closed mortgage loans and approximately $830,000 of commitments for mortgage loans to Guy A. Gibson, the Company's President, Chief Executive Officer and director and the Chairman of the Board of Matrix Financial, and D. Mark Spencer, the Company's Vice Chairman and the Chairman of the Board of Matrix Bank.

         Peter G. Weinstock, the Company's advisory director, is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas. Jenkens & Gilchrist from time to time serves as outside counsel to the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Shareholders"), to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and 10% Shareholders of the Company are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms so filed.

         Based solely on review of copies of such forms received and written representation letters from executive officers and directors, the Company believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% Shareholders were timely met.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

         Management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of the nominees for director.

                        PROPOSAL TO RATIFY APPOINTMENT OF
                              INDEPENDENT AUDITORS
                                  (Proposal 2)

         On March 27, 2002, the Board of Directors accepted the recommendation of the Company's Audit Committee to renew its engagement with KPMG LLP, independent auditors, to be the principal independent auditors of the Company and to audit its consolidated financial statements for the fiscal year ending December 31, 2002. KPMG was appointed to be the Company's principal independent auditors on April 3, 2001 and audited the Company's consolidated financial statements for the fiscal year ended December 31, 2001. Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 2000. The Audit Committee and the Board of Directors decided to change independent auditors in 2001 based on competitive bids submitted by several of the big five accounting firms, and not as a result of any disagreement with Ernst & Young concerning the Company's accounting principles or practices, financial statement disclosure or auditing scope or procedure, or any other reportable event. The independent accountant's reports on the Company's consolidated financial statements for the last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

         Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         The Board of Directors has the responsibility for the selection of the Company's independent auditors. Although shareholder ratification is not required for the selection of KPMG LLP, and although such ratification will not obligate the Company to continue the services of such firm, the Board of

Directors is submitting the selection for ratification with a view towards soliciting the shareholders' opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors before the end of the current fiscal year, and in such case, shareholders' opinions would be taken into consideration.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 2002 FISCAL YEAR.

         Management of the Company beneficially owns in excess of 50% of the outstanding Common Stock entitled to vote at the Annual Meeting, and management has indicated its intent to vote in favor of such ratification.

                                 OTHER BUSINESS
                                  (Proposal 3)

         The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.


                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

         For shareholder proposals to be considered for inclusion in the Proxy Statement for the 2003 Annual Meeting, they must be received by the Company no later than December 18, 2002. Any shareholder proposal may be presented at the 2003 Annual Meeting if such proposal is delivered to or mailed and received by the Secretary at the Company's principal executive office not less than 20 days and no more than 50 days prior to the meeting. Notice of the 2003 Annual Meeting will be made by mail or other public disclosure 30 days prior to such meeting. A shareholder's proposal must be written and for each matter the shareholder proposes to bring before the annual meeting, include the following information:
(i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (iii) the number of shares of common stock of the Company which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. As to any shareholder proposal brought before the annual meeting, the Company's proxies will vote the shares represented by the proxies held by them in accordance with their judgment on such matters.


                            BY ORDER OF THE BOARD OF DIRECTORS

                            /s/ T. Allen McConnell

                            T. Allen McConnell, Secretary

April 17, 2002
Denver, Colorado

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.